Exhibit 10.2

Cascade Microtech, Inc.

2010 Long Term Incentive Plan

Executive Officer Participants

Steven Sipowicz	Chief Financial Officer
Eric Strid	Chief Technology Officer
Steve Harris	VP, Engineering
Paul O’Mara	VP, Sales and Customer Support
Mike Kondrat	VP, Marketing
Anand Nambiar	VP, Operations

Performance Criteria

Target payouts for the participants will be based on a percentage of their base salaries, with the amount of the payout determined based on attainment of planned levels of EBITDAS, cash preservation and the accomplishment of individual goals and objectives. The portion of the total bonus payout that is based on the different performance measures is as follows: EBITDAS – 30 percent; cash preservation – 20 percent; individual goals and objectives – 50 percent.

Payout

The payout for the EBITDAS portion will be zero for EBITDAS below 50 percent of the EBITDAS target and 100 percent of the target payout at 100 percent of the EBITDAS target, with amounts in between determined based on a linear function. The payout with respect to EBITDAS in excess of 100 percent of target will be determined based on the same linear function with a cap of 200 percent of the payout target. The payout for the cash preservation portion will be zero for cash preservation below a cash target amount and 100 percent of the target payout at 100 percent of the cash target amount, with amounts in between determined based on a linear function. The payout with respect to cash preservation in excess of 100 percent will be based on the same linear function with a cap of 200 percent of the payout target. The payout, if any, with respect to the achievement of EBITDAS and cash preservation goals will be made in the form of restricted stock units vesting over four years. The payout, if any, with respect to the attainment of individual goals and objectives will be determined based on a goals and objectives score that takes into account relative importance of the goals and other success criteria, and will be made in the form of stock options vesting over four years.